EXHIBIT (a)(1)(E)

Public Offer to Purchase Preferred Shares Issued by

Tele Centro Oeste Participações S.A
Public Company with Authorized Capital
CNPJ/MF no. 02.558.132/0001-69
ISIN Code Common Shares BRTCOCACNPR5

BES INVESTIMENTOS DO BRASIL S.A — BANCO DE INVESTIMENTO
Intermediary Institution
on behalf of

TELESP CELULAR PARTICIPAÇÕES S.A
Offeror

Under the terms of this Offer and the laws and regulations in force, BES Investimento do Brasil S.A — Banco de Investimento (“BES” or “Intermediary Institution”), as the intermediary institution hired to act on behalf of Brasilcel N.V. (“Offeror”), through BES Securities do Brasil S.A — Corretora de Câmbio e Valores Mobiliários (“BES Securities” or “Broker”) addresses to the holders of preferred shares issued by Tele Centro Oeste Celular Participações S.A (“Preferred Shares” and “TCO”), the present voluntary public tender offer to purchase preferred shares ( “VTO”), under the terms of the Instruction no. 361, dated as of March 5th, 2002 (“Instruction CVM 361”) of the Brazilian Securities Commission (“CVM”).

1.	Terms of the VTO

1.1	Pursuant to the terms of this Offer and the legislation and regulations in force, the Intermediary Institution, acting by and on behalf of the Offeror, is willing to purchase, under the terms and conditions described in this Offer, up to 84.252.534.000 Preferred Shares. All the Preferred Shares to be sold by the shareholders who accept the VTO shall be fully paid and free and clear of any lien, encumbrance or restriction to transfer of any nature, as a condition to be purchased in the VTO.

1.1.1	If between this date and the date of the Auction any change in the amount shares in which the capital stock, of TCO, is divided, due to any share dividend, share split, reverse share split or conversion, the maximum amount of Preferred Shares of TCO, to be tendered under the terms of this Offer, on the VTO shall be automatically adjusted in the same proportion. In this case, the São Paulo Stock Exchange — BOVESPA (“BOVESPA”) will announce the new maximum amount of shares (by class) to be tendered in its information system. In this Offer the maximum amount of Preferred Shares of TCO to be tendered through the VTO, as eventually adjusted on the terms of this item 1.1.1, is referred as the “Maximum Amount of Shares”.

1.2	If in the VTO the Maximum Amount of Shares is superseded, there will be a pro rata allocation among the shareholders who tendered in such VTO, in such a way that, the Maximum Amount of Shares shall never be exceeded.

1.3	The Offeror is willing to purchase the Preferred Shares, under the terms of this Offer, paying the price of R$ 10.70 per 1,000 Preferred Shares (“Price”).

1.3.1	The Price represents a premium of 20% (twenty percent) over the volume weighted average prices of the Preferred Shares issued by TCO on BOVESPA over the 30 (thirty) trading days up to and including August 24, 2004.

1.4	The Offeror will pay the Price, in cash, on the date of the financial settlement of the auction, as established on the item 3.3.

2.	Qualification for the Auction

2.1	The Auction will take place on BOVESPA (“Auction”) on October 8th, 2004 (“Date of the Auction”), at 3:00 PM.

2.2	The holders who will tender their Preferred Shares on the VTO must qualify up to 5:00 PM of the day immediately prior to the Date of the Auction, that is, October 7th, 2004, with the Broker or any other broker of his own preference authorized to operate with the BOVESPA.

2.3	To qualify, a shareholder must register with the institutions referred on item 2.2 specifying the number of Preferred Shares it wants to tender and, in case the shareholder has no record with the broker, to present the following documents, as the case may be (provided that for data records purposes, additional information and documents can be requested, upon the criteria of the respective broker):

a.	Natural Person: certified copy of the CPF (taxpayer registration card), identity card, and a document proving the residence. Representatives of Estates, minors, incapables and shareholders represented by attorneys shall present the documentation granting power of representation and certified copies of the CPF and identity card of the attorneys. The attorneys representing Estates, minors and incapables shall also present the applicable court authorization; or

b.	Legal Entity: certified copy of the by-laws or the articles of incorporation, taxpayer registration card (CNPJ), corporate document granting powers of representation and certified copy of the CPF (taxpayer registration card), identity card, and a document proving the residence of the representative. Investors domiciled abroad shall be required to present other documents of representation.

2.3.1	The shareholder qualified pursuant to the terms of the item 2.3, shall proceed as follows through its custody agent:

(a)	Shares kept in the custody of CBLC: The Preferred Shares in the custody of Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) shall be transferred until 12:00 PM of the Date of the Auction, to account no. 7105-6, open in the name of each shareholder and maintained by CBLC exclusively for this purpose; and

(b)	Shares kept in the custody of the Depositary Institution: The Preferred Shares in the custody of Banco ABN Amro Real S.A, shall be previously transferred to the custody of CBLC, to be deposited in the account mentioned on (a) above.

2.3.2	The Preferred Shares deposited in the account mentioned in the item (a) of the item 2.3.1 will be not available for trading until the settlement date, mentioned on item 3.3. If the shareholder intends to trade the Preferred Shares deposited under the terms of item 2.3.1, such Preferred Shares must be previously unblocked.

2.3.3	The selling orders that are registered but do not have the applicable Shares deposited in account 7105-6 will be refused and cancelled.

2.4	Until 12:00(noon) of the Date of the Auction, each broker shall register on the Mega Bolsa the orders to sell including the amount of shares to be tendered in the Auction, held by the shareholders it will be representing in the Auction and the code of the client. For the purpose of registering on the Mega Bolsa, the negotiation code of the Preferred Shares is TCOC4L.

2.5	The acceptance of the VTO, by each shareholder, shall occur up to 12:00 (noon) of the Date of the Auction through the broker before which such shareholder has qualified. Withdrawal from the VTO, must be informed by the shareholder before such time to the broker he qualified with. The acceptance of the VTO and the offer to sell the Preferred Shares are irrevocable after such time.

2.6	Each shareholder shall be in charge for taking all the necessary measures in order to transfer its shares to the custody of CBLC, in sufficient time to allow its qualification for the Auction under the terms and schedule of this Offer. The Offeror advises the shareholders that the procedure of verifying the documents and the transfer of the shares, described above, is subject to the regulations and internal procedures of the brokers, depositary institutions and CBLC, and that the shareholders shall take all the necessary steps in advance, in order to qualify for the Auction.

3.	Auction

3.1	In the Auction there will be procedures available to guarantee the right of the Offeror to increase the Price during the Auction, the new price will be extended to all the shareholders who accepted previous bids in the Auction.

3.2	Pursuant to the caput of section 13 of Instruction CVM no. 361, it is possible to have a interference from another buyer, so long as the third parties, who is not the Offeror or any related party, has commenced and published a VTO competing with the VTOs, targeting all or a portion of the total amount of the Shares subject to the applicable VTO by the Offeror, the purchase price shall be at least 5% (five percent) higher than the respective Price and the same requirements and procedures of this OPA shall be observed.

3.3	The financial settlement of the VTO will be realized in the net settlement form, pursuant to the rules of CBLC, on the 3rd (third) business day immediately after the Date of the Auction.

3.4	The Intermediary Institution declares that it will guarantee the financial Settlement of the VTO, except any competing VTO, as described in item 3.2.

3.5	The brokerage fees, stock exchange fees and settlement fee charged by BOVESPA and/or CBLC, arising from the participation in the VTO, shall be borne exclusively by the respective sellers if related to the sale costs and fees, and by the Offeror if related to the purchase costs and fees.

3.6	The shareholders who accept the VTO, selling their shares in the Auction, must comply with all the requirements relating to the trading of shared under BOVEPSA’s regulations.

4.	Conditions to the VTO

4.1	The effectiveness of the VTO shall be subject to the non occurrence of any of the conditions listed below until the Date the Auction is carried out, except if the Offeror resigns of such condition (pursuant to the terms of item 4.1.1):

1.	the businesses, conditions, income, operations or share ownership of any of the Companies or their direct or indirect subsidiaries become subject to a material adverse change as a result of the occurrence of any of the following events:

a.	the issuance of any act by any governmental organ of the executive, legislative or judicial powers that:

i	questions, restricts or limits the ability of the Offeror to carry out any of the VTOs, hold shares of any of the Companies, not acquire additional shares of any of the Companies, exercise the rights inherent thereto or receive distributions thereunder;

ii	terminates or amends the terms and conditions of any licenses, authorizations or concessions granted for the conduct of the businesses of any of the Companies or their direct or indirect subsidiaries;

iii	expropriates, confiscates or limits the free disposal of the assets of any of the Companies or any of their direct or indirect subsidiaries;

iv	reduces tariffs or rates for services charged by any of the Companies or any of their direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden any of the Companies or their direct or indirect subsidiaries; or

v	suspends, restricts or limits transactions in the foreign exchange market or the inflow or outflow of funds into or out of the Country;

b.	the occurrence of war or grave civil or political unrest inside or outside Brazil;

c.	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or the occurrence of any other external factor that causes significant damage to:

i.	the infrastructure, communication systems or the rendering of public services in the states in which the respective Companies or any of their direct or indirect subsidiaries renders services or in any other relevant areas of the Country; or

ii.	the assets of any of the Companies or any of their direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

2.	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs (American Depositary Shares) issued by any of the Companies on the São Paulo Stock Exchange or the New York Stock Exchange for more than 24 hours;

3.	a decrease of 20% or more, as of the closing of any trading session, of the value of the São Paulo Stock Exchange index known as IBOVESPA, expressed in U.S. dollars (converted in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the “Central Bank,” through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of publication of the Notice of Material Fact relating to the VTO, which value was 7.814 points, in U.S. dollars;

4.	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the real in relation to the U.S. dollar (in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of the Notice of Material Fact relating to the VTO, which value was R$2.9508;

5.	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates that adversely affects or impedes the consummation of the VTO by the Offeror;

6.	the revocation of any governmental authorization necessary for the consummation of the VTO or the issuance of any act by any governmental authority that impedes the Offeror from carrying out the VTO or imposes an obligation to buy or sell shares issued by TCO;

7.	the making of comments by the Securities and Exchange Commission (“SEC”) as to the materials filed in the United States related to the VTO (including the Schedule TO and its exhibits) that adversely affect or impede the consummation of the VTO by the Offeror.

4.1.1	If between the date of the publication of this Offer and 9:00AM of the Date of the Auction concur any of the items described on Item 4.1, the Offeror will publish a Statement of Material Fact explaining if it will maintain the VTO (if the Offeror waived the condition), or if the VTO will not be realized.

4.2	Each of the VTOs is irrevocable and unchangeable from the publication of this Offer until the beginning of each Auction, provided, however, that if there is a substantial and unforeseeable change in the facts and circumstances existing on this date that will implies a material increase in the risks assumed by the Offeror in connection with to any of the VTOs, the Offeror may amend or cancel such VTO, and shall publish a Statement of Material Fact clarifying if it will maintain the VTO, and on what terms and conditions, or if the VTO will not be realized.

5.	Information About TCO

5.1	TCO, incorporated on May 1998, is a public company, with its principal executive offices located in the City of Brasilia, Distrito Federal, at SCS Quadra 02, Bloco C, Lote 226, 7th Floor, with its shares negotiated at BOVESPA.

5.2	The corporate purpose of the company is to explore, directly or through its controlled companies, the mobile telecommunications services (“SMP”). TCO renders SMP on the Distrito Federal (Federal District), and controls Telegoiás S.A, provider of SMP in the states of Goiás and Tocantins, Telems Celular S.A, provider of SMP in the state of Mato Grosoo do Sul, Telemat S.A provider of SMP in the state of Mato Grosso, Teleacre Celular S.A, provider of SMP in the state of Acre, Teleron Celular S.A provider of SMP in the state or Rondonia and NBT-Norte Brasil Telecom S.A, provider of SMP in the states of Amazonas, Amapá, Roraima, Pará and Maranhão.

5.3	The capital stock of TCO, subscribed and paid, on July 31st, 2004, was of R$792,965,581.63 divided into 386,664,974,968 shares, being 129,458,666,783 common shares and 257,206,308,185 preferred shares, kept in book-entry form and with no nominal value.

5.4	The shareholding structure of TCO on July 31st, 2004 was the following:

	ON	%	PN	%	Total	%
Offeror	111.583.149.861	86,19%	2.400.100	0,00%	111.585.549.961	28,86%

Treasury	5.791.393.886	4,47%	—	0,00%	5.791.393.886	1,50%

Related Parties	132.622	0,00%	53.943	0,00%	186.565	0,00%

Officers and Directors	455.741	0,00%	1.743.753	0,00%	2.199.494	0,00%

Free Float	12.083.534.673	9,33%	257.202.110.389	100,00%	269.285.645.062	69,64%

Total	129.458.666.783	100,00%	257.206.308.185	100,00%	386.664.974.968	100,00%

5.5	A summary of the financial statements, prepared according to the corporations law, is presented in the table below:

	Year ended	Year ended	1st
Item	Dec. 02	Dec. 03	semester2004
Shareholder Equity (R$ thousand)	534.046	570.095	792.966

Net Assets (R$ thousand)	1.218.523	1.556.086	2.303.000

Net Operating Revenues (R$ mil)	1.572.110	1.958.910	1.023.565

Operating Income (R$ thousand)	367.903	527.083	365.968

Net Income (Loss) (R$ thousand)	329.183	463.408	236.499

Total Liabilities (R$ thousand)	1.122.294	1.073.111	1.037.877

Nº of Shares, excluded treasury (thousand)	373.408.642	373.408.642	380.873.580

Profit (Loss) per thousand shares (R$)	0,88	1,24	0,62

Book Value per thousand Shares (R$)	3,26	4,17	6,05

Total Liability / Net Assets	0,92	0,69	0,45

Net Profit (Loss) / Net Assets (%)	27,01%	29,78%	10,27%

Net Profit (Loss) / Net operating Revenues (%)	20,94%	23,66%	23,11%

Net Profit (Loss) / Shareholder Equity (%)	61,64%	81,29%	29,82%

     Source: Information on the website of CVM and BOVESPA.

5.6	The following table shows the price the Preferred Shares of TCO were traded on BOVESPA in the past 12 months:

				Weighted
			Minimum Price	Average Price	Maximum Price
		Volume	(R$/ thousand	(R$/ thousand	(R$/ thousand
Month/Year	Amount Traded	(R$)	shares)	shares)	Shares)
August/2003	22.780.700.000	124.107.187	4,63	5,45	6,22

September/2003	26.306.100.000	179.894.575	5,90	6,84	7,85

October/2003	23.998.600.000	188.241.067	6,95	7,84	8,55

				Weighted
			Minimum Price	Average Price	Maximum Price
		Volume	(R$/ thousand	(R$/ thousand	(R$/ thousand
Month/Year	Amount Traded	(R$)	shares)	shares)	Shares)
November/2003	21.211.100.000	188.138.832	8,10	8,87	9,55

December/2003	21.233.900.000	209.456.344	9,15	9,86	10,50

January/2004	60.404.300.000	627.294.915	8,70	10,38	11,92

February/2004	33.225.900.000	325.375.632	8,51	9,79	10,90

March/2004	29.248.300.000	297.720.396	9,41	10,18	11,30

April/2004	34.914.900.000	351.588.386	8,22	10,07	11,77

May/2004	27.083.500.000	221.707.998	7,24	8,19	9,30

June/2004	19.615.500.000	178.954.047	8,37	9,12	9,70

July/2004	24.923.700.000	224.014.988	8,44	8,99	9,68

     Source: Bovespa

5.7	The weighted average price of the Preferred Shares issued by TCO traded between August 1st, 2003 and July 30, 2004 was R$ 9.03 per 1,000 Preferred Shares. The net value per 1,000 shares issued by the company as of the last financial information filed at the CVM was R$ 6.05.

5.8	Each common share grants to its holder the right of one vote in the shareholder’s meeting.

5.9	The preferred Shares do not grant voting rights to its holders, but confers (i) privilege in the reimbursement of capital, without premium, and (ii) either the payment of a minimum dividend, not cumulative, equal to the higher of the following: (1) 6% (six percent) per year of the amount resulting from the division of the capital stock by the total number of shares issued by TCO and (2) 3% of the net value of the share.

6	Information about the Offeror

6.1	The Offeror has its principal place of business in the City of São Paulo, São Paulo, at Av. Roque Petroni, 1464, 6th Floor, its main corporate purpose is to provide, directly or through its controlled companies, the mobile telecommunications services (“SMP”) in the states of São Paulo, Paraná and Santa Catarina, being able to operate in other areas and provide for other telecommunication services.

6.2	The Offeror was incorporated on May 1998, and is a holding company of the Brazilian Mobile service. Besides TCO the Offeror controls the following companies: (i) Telesp Celular S.A, provider of mobile telecommunications in the state of São Paulo (Band A), using CDMA technology and (ii) Global Telecom S.A, a corporation that explores the Band Bin the states of Paraná and Santa Catarina, using CDMA technology as well.

6.3	Brasilcel N.V is the controller of the Offeror. Brasilcel N.V, created in 2001, is a holding company incorporated according to the laws of The Netherlands, with its corporate domicile at Strawinskyiaa, 3105, Amsterdam, The Netherlands, its shares are held by Telefonica Moviles S.A (50%), PT Moveis Servicos de Telecomunicacoes SGPS S.A (49.999%) and Portugal Telecom SGPS S.A (0.001%). The corporate purpose of the Offeror is hold the control of corporations exploring the SMP in the Brazilian territory.

7.	Exemption to inform the economic value of the companies and to present an appraisal report.

7.1	Under the terms of the decision delivered on August 24th, 2004 by CVM, it was approved special procedure to put into the VTO, pursuant to section 34 of Instruction CVM no.

361, that exempted the requirement to inform the economic value of TCO and the presentation of an appraisal report.

8.	Merger of Shares of Companies Controlled by TCO

8.1.	In accordance with the terms and conditions of the Announcement to the Shareholders published in the newspaper Gazeta Mercantil on August 17, 2004, relating to the exercise of appraisal rights in the context of the merger of shares of Telegoiás Celular S.A., Telems Celular S.A., Telemat Celular S.A., Teleacre Celular S.A. and Teleron Celular S.A. by TCO, the shareholders of such companies which, by August 24, 2004, have exercised their appraisal rights will be entitled to the positive difference between the (i) reimbursement amount under the appraisal rights and (ii) the amount they would have been entitled to receive if they had participated fully in the VTO (taking into account pro rata adjustments).

8.2.	Any shareholder who has exercised the appraisal rights, in accordance with item 8.1, shall be entitled to receive the payment mentioned in item 8.1 through BANCO ABN AMRO REAL S.A. according to the same procedure contemplated for the payment of the reimbursement amount under the appraisal rights.

9.	Representations

9.1	The Offeror declares that, if in the following one year beginning on the Date of the Auction: (i) is verified an event that imposes the execution of a mandatory VTO to purchase Preferred Shares, pursuant to section 10(I)(a) of Instruction CVM no. 361; (ii) the Offeror conducts a new VTO to purchase Preferred Shares, pursuant to Section 14 of Instruction CVM no. 361; or (iii) the occurrence of any corporate event that would have grant to the shareholders who accepted the VTO the exercise of withdrawal rights if they still were shareholders of TCO, the Offeror will pay to the shareholders who tendered, the positive difference, if any, between (1) the price those shareholders received with the sale of their shares in the VTO, monetary adjusted as in item 9.3 of this Offer until the date of the respective event and adjusted by the eventual modification in the number of shares occurred due to share dividends, splits, reverse-splits and conversions of that class of shares into another class of shares that eventually happened; and (2) the price per share that would be owned due to any of the events described on (i), (ii) and (iii) of this item 9.1.

9.2	Additionally, if TCO carry out any corporate transaction in which its shareholders receive shares from another public traded company in an 1 (one) year term, beginning on the date of each of the Auctions, the Offeror will pay to the shareholders who accepted the VTO, the positive difference, if any, between the price per share they received with the sale of their shares in the respective VTO, monetary adjusted as in item 9.3 until the date of such corporate transaction, adjusted by the eventual modification in the number of shares occurred due to share dividends, splits, reverse-splits and conversions of that class of shares into another class of shares that eventually happened and the greater of (1) the weighted average price per share quoted on the stock exchange of the respective class of shares delivered to the shareholders of the respective Company due to such corporate transaction, calculated based on the 30 (thirty) days period prior to the announcement of such transaction; (2) and, the weighted average price per share quoted on the stock exchange of the respective class of shares delivered to the shareholders of the respective Company due to such corporate transaction, calculated based on the 60 (sixty) days period prior to the announcement of such transaction.

9.3	The payments described in items 9.1 and 9.2 shall be make in Brazilian currency, being the value established in such items, adjusted by the Taxa Referencial — TR (“TR”), from the Date the Auction until the date of such payment. For the purposes of adjustment by the TR, when the TR is unknown, it will be used the average of the past 12 known months. If the TR is abolished or not published for a period greater than 30 (thirty) days, due to the issuance of the a law or regulation, being not possible to use it as an adjustment to the values, from the date of its abolishment or restraint in its use, it will be used the index the Federal Government establishes to replace the TR.

9.4	The Offeror and the Intermediary Institution declare that they do not know about any event or circumstance, not disclosed to the public, that might materially influence the performance of TCO or the price of the Preferred Shares.

9.5	The Intermediary Institution and related parties declare that they do not have under its discretionary administration shares issued by TCO.

9.6	The Intermediary Institution declares that its does not have, nor under its discretionary administration, shares issued by the Offeror. BES declares that it is indirectly controlled by the financial group that holds 9.75% of capital stock of Portugal Telecom SGPS S.A, a shareholder who holds, directly and indirectly, 50% of capital stock of the Offeror.

9.7	The registry of TCO, mentioned on the section 21 of Law 6.385/76, is updated before the CVM.

10.	Additional Information.

10.1	Additional Information about TCO and the VTO can be find together with the Investor Relations department of TCO, on the address or in the website mentioned on item 10.3, phone number (11)(5105-1180/5105-1182), fax (11)(5105-2247).

10.2	Are available at the addressess and sites mentioned on item 10.3, a copy of the present Offer and the relation with the names of all shareholders, with the respective address and amount of shares, this document will be provided only after identification and acknowledgement of receipt by the interest shareholder.

10.3	Places were the information will be available:

Investor Relations Department of the Offeror and TCO
Avenida Dr. Chucri Zaidan, n.º 860, 4.º andar, lado A
São Paulo — SP
www.vivo.com.br/ri

BES
Departamento de Mercado de Capitais
Avenida Brigadeiro Faria Lima, n.º 3.729, 8.º andar

São Paulo — SP
www.besinvestimento.com.br

BES Securities
Avenida Rio Branco, n.º 110, 33.º andar
Rio de Janeiro — RJ
www.besinvestimento.com.br

Comissão de Valores Mobiliários
Rua Formosa, n.º 367,20.º andar
São Paulo — SP, ou
Rua Sete de Setembro, n.º111, 5.º andar (Centro de Consultas)
Rio de Janeiro — RJ
www.cvm.gov.br

Bolsa de Valores de São Paulo — BOVESPA
Rua XV de Novembro, n.º 275
São Paulo — SP
www.bovespa.com.br

10.4	TCO’s shareholders shall read the Offer and the other relevant documents related to the VTO that are published by the Offeror or filed with the CVM or the SEC, including the Schedule TO (and, in the case of the English-language documents filed with the SEC, shareholders may read the Portuguese translations, which will be filed with the CVM), because these documents will contain relevant information. The shareholders of TCO can have access to this documents at the SEC website, www.sec.gov. Besides this, the TCO’s shareholders will have access to all these documents, free of charge from the locations indicated on item 10.3 and in the applicable Brazilian and U.S. laws and regulations.

10.5	BOVESPA authorized the Auction.

Telesp Celular Participações S.A
Offeror

Bes Investimento Do Brasil S.A — Banco De Investimento
Intermediary Institution